Exhibit 4.1

NANO-PROPRIETARY, INC. AMENDED AND RESTATED 2002 EQUITY COMPENSATION PLAN

ARTICLE I - GENERAL PROVISIONS

1.1    The Plan is designed for the benefit of the Company to secure and retain the services of Eligible Participants.  The Board believes the Plan will promote and increase personal interests in the welfare of the Company by, and provide incentive to, those who are primarily responsible not only for its regular operations but also for shaping and carrying out the long-range plans of the Company and ordering its continued growth and financial success.

1.2    Awards under the Plan may be made to Participants in the form of (i) Incentive Stock Options; (ii) Nonqualified Stock Options; or (iii) Stock Awards.

1.3    The Plan shall be effective March 17, 2002 (the “Effective Date”).

1.4     The Plan amendment is effective December 12, 2007 (the “Amendment Date”)

ARTICLE II - DEFINITIONS

Except where the context otherwise indicates, the following definitions apply:

2.1           “Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.  All citations to sections of the Act or rules there under are to such sections or rules as they may from time to time be amended or renumbered.

2.2           “Agreement” means the written agreement between the Company and the Participant evidencing each Award granted to a Participant under the Plan.

2.3           “Award” means an award granted to a Participant under the Plan of a Stock Option or a Stock Award.

2.4           “Board” means the Board of Directors of Nano-Proprietary, Inc.

2.5           “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.  All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

2.6           “Committee” means the Compensation Committee of the Board of Directors of Nano-Proprietary, Inc. or such other committee consisting of two or more members as may be appointed by the Board to administer this Plan pursuant to Article III.

2.7           “Company” means Nano-Proprietary, Inc., a Texas corporation, and its successors and assigns. The term “Company” shall include any company during any period that it is a “parent corporation” or a “subsidiary corporation” of the Company within the meaning of Code section 424(d).  With respect to all purposes of the Plan, including, but not limited to, the establishment, amendment, termination, operation and administration of the Plan, Nano-Proprietary, Inc. shall be authorized to act on behalf of all other entities included within the definition of “Company.”

2.8           “Disability,” with respect to any Incentive Stock Option, means disability as determined under section 22(e)(3) of the Code, and, with respect to any other Award, means (i) with respect to a Participant who is eligible to participate in the Company’s program of long-term disability insurance, if any, a condition with respect to which the Participant is entitled to commence benefits under such program of long-term disability insurance, and (ii) with respect to any Participant (including a Participant who is eligible to participate in the Company’s program of long-term disability insurance, if any), a disability as determined under procedures established by the Committee or in any Award.

2.9           “Eligible Participant” means an active full-time employee of the Company (including officers), as shall be determined by the Committee, as well as any other person, including members of the Board and consultants who provide services to the Company, subject to limitations as may be provided by the Code, the Act or the Committee, as shall be determined by the Committee.

2.10           “Fair Market Value” means the fair market value of a share of Stock, as determined in good faith by the Committee; provided, however, that

(a)           if the Stock is listed on a national securities exchange, Fair Market Value on a date shall be the closing sale price reported for the Stock on such exchange on such date if at least 100 shares of Stock were sold on such date or, if fewer than 100 shares of stock were sold on such date, then Fair Market Value on such date shall be the closing sale price reported for the Stock on such exchange on the last prior date on which at least 100 shares were sold, all as reported in The Wall Street Journal or such other source as the Committee deems reliable; and

(b)           if the Stock is not listed on a national securities exchange but is admitted to quotation on the National Association of Securities Dealers Automated Quotation System or other comparable quotation system, Fair Market Value on a date shall be the last sale price reported for the Stock on such system on such date if at least 100 shares of Stock were sold on such date or, if fewer than 100 shares of Stock were sold on such date, then Fair Market Value on such date shall be the average of the high bid and low asked prices reported for the Stock on such system on such date or, if no shares of Stock were sold on such date, then Fair Market Value on such date shall be the last sale price reported for the Stock on such system on the last date on which at least 100 shares of Stock were sold, all as reported in The Wall Street Journal or such other source as the Committee deems reliable; and

(c)           If the Stock is not traded on a national securities exchange or reported by a national quotation system, if any broker-dealer makes a market for the Stock, then the Fair Market Value of the Stock on a date shall be the average of the highest and lowest quoted selling prices of the Stock in such market on such date if at least 100 shares of Stock were sold on such date or, if fewer than 100 shares of Stock were sold on such date, then Fair Market Value on such date shall be the average of the high bid and low asked prices for the Stock in such market on such date or, if no prices are quoted on such date, then Fair Market Value on such date shall be the average of the highest and lowest quoted selling prices of the Stock in such market on the last date on which at least 100 shares of Stock were sold.

2.11           “Incentive Stock Option” means a Stock Option granted to an Eligible Participant under Article IV of the Plan.

2.12           “Nonqualified Stock Option” means a Stock Option granted to an Eligible Participant under Article V of the Plan.

2.13           “Option Grant Date” means, as to any Stock Option, the latest of:

(a)the date on which the Committee takes action to grant the Stock Option to the Participant;

(b)the date the Participant receiving the Stock Option becomes an employee of the Company, to the extent employment status is a condition of the grant or a requirement of the Code or the Act; or

(c)such other date (later than the dates described in (a) and (b) above) as the Committee may designate.

2.14           “Participant” means an Eligible Participant to whom an Award has been granted and who has entered into an Agreement evidencing the Award.

2.15           “Plan” means the Nano-Proprietary, Inc. Amended and Restated 2002 Equity Compensation Plan, as amended from time to time.

2.16           “Retirement” means retirement from active employment with the Company, as determined by the Committee.

2.17           “Stock” means the common stock of Nano-Proprietary, Inc., as may be adjusted pursuant to the provisions of Plan Section 3.10.

2.18           “Stock Award” means an Award of Stock granted in payment of compensation, as provided in Article VIII of the Plan.

2.19           “Stock Option” means an Incentive Stock Option or a Nonqualified Stock Option.  Stock Options granted under the Plan shall be designated as either Incentive Stock Options or Nonqualified Stock Options, and in the absence of such designation shall be treated as Nonqualified Stock Options.

2.20           “Termination of Employment” means the discontinuance of employment of a Participant with the Company for any reason or, if the Participant is a non-employee member of the Board, the termination of the Participant’s directorship, or, if the Participant is a consultant to the Company, the termination of the Participant’s relationship as a consultant. The determination of whether a Participant has incurred a Termination of Employment shall be made by the Committee in its discretion.  In determining whether a Termination of Employment has occurred, the Committee may provide that service as a consultant or service with a business enterprise in which the Company has a significant ownership interest shall be treated as employment with the Company.  With respect to any Incentive Stock Option, employment shall be interpreted in a manner consistent with section 422 of the Code. A Participant shall not be deemed to have incurred a Termination of Employment if the Participant is on military leave, sick leave, or other bona fide leave of absence approved by the Company of 90 days or fewer (or any longer period during which the Participant is guaranteed reemployment by statute or contract.)  In the event a Participant’s leave of absence exceeds this period, he will be deemed to have incurred a Termination of Employment on the day following the expiration date of such period.

ARTICLE III - ADMINISTRATION

3.1           This Plan shall be administered by the Compensation Committee of the Board of Directors of Nano-Proprietary, Inc. The Committee, in its discretion, may delegate to one or more of its members such of its powers as it deems appropriate.  The Committee also may limit the power of any member to the extent necessary to comply with rule 16b-3 under the Act, Code section 162(m) or any other law or for any other purpose.  Members of the Committee shall be appointed originally, and as vacancies occur, by the Board, to serve at the pleasure of the Board.  The Board may serve as the Committee, if by the terms of the Plan all Board members are otherwise eligible to serve on the Committee.

3.2           The Committee shall meet at such times and places as it determines.  A majority of its members shall constitute a quorum, and the decision of a majority of those present at any meeting at which a quorum is present shall constitute the decision of the Committee.  A memorandum signed by all of its members shall constitute the decision of the Committee without necessity, in such event, for holding an actual meeting.

3.3           The Committee shall have the exclusive right to interpret, construe and administer the Plan, to select the persons who are eligible to receive an Award, and to act in all matters pertaining to the granting of an Award and the contents of the Agreement evidencing the Award, including without limitation, the determination of the number of Stock Options subject to an Award and the form, terms, conditions and duration of each Award, and any amendment thereof consistent with the provisions of the Plan.  All acts, determinations and decisions of the Committee made or taken pursuant to grants of authority under the Plan or with respect to any questions arising in connection with the administration and interpretation of the Plan, including the severability of any and all of the provisions thereof, shall be conclusive, final and binding upon all Participants, Eligible Participants and their estates and beneficiaries.

3.4           The Committee may adopt such rules, regulations and procedures of general application for the administration of this Plan, as it deems appropriate.

3.5           Subject to adjustment as provided in Plan Section 3.10, the aggregate number of shares of Stock which are available for issuance pursuant to Awards under the Plan shall be Ten Million (10,000,000) shares of Stock.  Such shares of Stock shall be made available from authorized and unissued shares.  If, for any reason, any shares of Stock awarded or subject to purchase under the Plan are not delivered or purchased, or are reacquired by the Company, for reasons including, but not limited to, a forfeiture of Restricted Stock or termination, expiration or cancellation of a Stock Option, such shares of Stock shall not be charged against the aggregate number of shares of Stock available for issuance pursuant to Awards under the Plan and shall again be available for issuance pursuant to Award under the Plan.  If the exercise price and/or withholding obligation under a Stock Option is satisfied by tendering shares of Stock to the Company (either by actual delivery or attestation), only the number of shares of Stock issued net of the share of Stock so tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for issuance under the Plan.

3.6           Each Award granted under the Plan shall be evidenced by a written Award Agreement.  Each Award Agreement shall be subject to and incorporate, by reference or otherwise, the applicable terms and conditions of the Plan, and any other terms and conditions, not inconsistent with the Plan, as may be imposed by the Committee.

3.7           The Company shall not be required to issue or deliver any certificates for shares of Stock prior to:

(a)           the listing of such shares on any stock exchange on which the Stock may then be listed; and

(b)           the completion of any registration or qualification of such shares of Stock under any federal or state law, or any ruling or regulation of any government body which the Company shall, in its discretion, determine to be necessary or advisable.

The Company will from time to time, as is necessary to accomplish the purposes of this Plan, seek to obtain from any regulatory agency having jurisdiction any requisite authority in order to issue and sell shares of Stock hereunder.  The inability of the Company to obtain from any regulatory agency having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of the Stock hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of the Stock as to which the requisite authority shall not have been obtained.

3.8           All certificates for shares of Stock delivered under the Plan shall also be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed and any applicable federal or state laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.  In making such determination, the Committee may rely upon an opinion of counsel for the Company.

3.9           Except as provided otherwise in the Plan or in an Award Agreement, no Participant awarded a Stock Option or Stock Award shall have any right as a shareholder with respect to any shares of Stock covered by his or her Stock Option or Stock Award prior to the date of issuance to him or her of a certificate or certificates for such shares of Stock.

3.10           If any reorganization, recapitalization, reclassification, stock split, stock dividend, or consolidation of shares of Stock, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to shareholders other than a cash dividend results in the outstanding shares of Stock, or any securities exchanged therefore or received in their place, being exchanged for a different number or class of shares of Stock or other securities of the Company, or for shares of Stock or other securities of any other corporation; or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding shares of Stock, then the Committee may make equitable adjustments in:

(a)           the limitation on the aggregate number of shares of Stock that may be awarded as set forth in Plan Section 3.5;

(b)           the number of shares and class of Stock that may be subject to an Award, and which have not been issued or transferred under an outstanding Award;

(c)           the purchase price to be paid per share of Stock under outstanding Stock Options; and

(d)           the terms, conditions or restrictions of any Award and Award Agreement, including the price payable for the acquisition of Stock;

provided, however, that all adjustments made as the result of the foregoing in respect of each Incentive Stock Option shall be made so that such Stock Option shall continue to be an incentive stock option within the meaning of Code section 422, unless the Committee takes affirmative action to treat such Stock Option instead as a Nonqualified Stock Option.

3.11           In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorney’s fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted there under, and against all amounts paid by them in settlement thereof, provided such settlement is approved by independent legal counsel selected by the Company, or paid by them in satisfaction of a judgment or settlement in any such action, suit or proceeding, except as to matters as to which the Committee member has been negligent or engaged in misconduct in the performance of his duties; provided, that within 60 days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

3.12           The Committee may require each person purchasing shares of Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that he is acquiring the shares of Stock without a view to distribution thereof.  The certificates for such shares of Stock may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.

3.13           The Committee shall be authorized to make adjustments in performance based criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement in the manner and to the extent it shall deem desirable to carry it into effect.  In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

3.14           All outstanding Awards to any Participant may be canceled if (a) the Participant, without the consent of the Committee, while employed by the Company or after termination of such employment, becomes associated with, employed by, renders services to, or owns any interest in, other than any insubstantial interest, as determined by the Committee, any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee; or (b) is terminated for cause as determined by the Committee.

3.15           In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, a Participant shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to, any Stock acquired under the Plan without the prior written consent of the Company or its underwriters.  Such restriction (the “Market Stand-Off”) shall be in effect for such period of time from and after the effective date of the final prospectus for the offering as may be requested by the Company or such underwriters.  In no event, however, shall such period exceed the period for which securities owned by the Chief Executive Officer of the Company are subject to the same restrictions.  Any new, substituted or additional securities that are by reason of any recapitalization or reorganization distributed with respect to Stock acquired under the Plan shall be immediately subject to the Market Stand-Off, to the same extent the Stock acquired under the Plan is at such time covered by such provisions.  In order to enforce the Market Stand-Off, the Company may impose stop-transfer restrictions with respect to the Stock acquired under the Plan until the end of the applicable stand-off period.

ARTICLE IV - INCENTIVE STOCK OPTIONS

4.1           Each provision of this Article IV and of each Incentive Stock Option granted under the Plan shall be construed in accordance with the provisions of Code section 422, and any provision hereof that cannot be so construed shall be disregarded.

4.2           Incentive Stock Options shall be granted only to Eligible Participants who are in the active employment of the Company, and to individuals to whom grants are conditioned upon active employment, each of whom may be granted one or more such Incentive Stock Options for a reason related to his employment at such time or times determined by the Committee following the Effective Date through the date which is ten (10) years following the Effective Date, subject to the following conditions:

(a)           The Incentive Stock Option exercise price per share of Stock shall be set in the Agreement, but shall not be less than 100% of the Fair Market Value of the Stock on the Option Grant Date.  If the Eligible Participant owns more than 10% of the outstanding Stock (as determined pursuant to Code section 424(d)) on the Option Grant Date, the Incentive Stock Option exercise price per share shall not be less than 110% of the Fair Market Value of the Stock on the Option Grant Date; provided, however, that if an Incentive Stock Option is granted to such an Eligible Participant at an exercise price per share that is less than 110% of Fair Market Value of the stock on the Option Grant Date, such Option shall be deemed a Nonqualified Stock Option.

(b)           The Incentive Stock Option may be exercised in whole or in part from time to time within ten (10) years from the Option Grant Date (five (5) years if the Eligible Participant owns more than 10% of the Stock on the Option Grant Date), or such shorter period as may be specified by the Committee in the Award; provided, that in any event, the Incentive Stock Option and related Stock Right shall lapse and cease to be exercisable upon a Termination of Employment or within such period following a Termination of Employment as shall have been specified in the Incentive Stock Option Award Agreement, which period shall in no event exceed three months unless:

(i)           employment shall have terminated as a result of death or Disability, in which event such period shall not exceed one year after the date of death or Disability; or

(ii)           death shall have occurred following a Termination of Employment and while the Incentive Stock Option or Stock Right was still exercisable, in which event such period shall not exceed one year after the date of death; provided, further, that such period following a Termination of Employment shall in no event extend the original exercise period of the Incentive Stock Option.

(c)           To the extent the aggregate Fair Market Value, determined as of the Option Grant Date, of the shares of Stock with respect to which incentive stock options (determined without regard to this subsection) are first exercisable during any calendar year (under this Plan or any other plan of the Company and its parent and subsidiary corporations (within the meaning of Code sections 424(e) and 424(f), respectively)), by Participant exceeds $100,000, such Incentive Stock Options granted under the Plan shall be treated as Nonqualified Stock Options granted under Article V.

(d)           The Committee may adopt any other terms and conditions which it determines should be imposed for the Incentive Stock Option to qualify under Code section 422, as well as any other terms and conditions not inconsistent with this Article IV as determined by the Committee.

(e)           All or any portion of the shares of Stock authorized for issuance pursuant to Section 3.5 herein shall be available for issuance pursuant to Incentive Stock Options granted under this Plan.

4.3           To the extent an Incentive Stock Option fails to meet the requirements of Code section 422, it shall be deemed a Nonqualified Stock Option.

4.4           The Committee may at any time offer to buy out for a payment in cash, Stock, Deferred Stock or Restricted Stock an Incentive Stock Option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made.

4.5           If the Incentive Stock Option Award Agreement so provides, the Committee may require that all or part of the shares of Stock to be issued upon the exercise of an Incentive Stock Option shall take the form of Deferred or Restricted Stock, which shall be valued on the date of exercise, as determined by the Committee, on the basis of the Fair Market Value of such Deferred Stock or Restricted Stock determined without regard to the deferral limitations and/or forfeiture restrictions involved.

4.6           Any Incentive Stock Option that fails to qualify under section 422 of the Code shall be treated as a Nonqualified Stock Option granted under Article V.

ARTICLE V - NONQUALIFIED STOCK OPTIONS

5.1           Nonqualified Stock Options may be granted to Eligible Participants to purchase shares of Stock at such time or times determined by the Committee, following the Effective Date, subject to the terms and conditions set forth in this Article V.

5.2           The Nonqualified Stock Option exercise price per share of Stock shall be established in the Agreement and may be more than, equal to or less than 100% of the Fair Market Value at the time of the grant, but may not be less than par value of the Stock.

5.3           A Nonqualified Stock Option may be exercised in full or in part from time to time within such period as may be specified by the Committee in the Agreement; provided, that, in any event, the Nonqualified Stock Option shall lapse and cease to be exercisable 30 days after Termination of Employment for any termination other than as a result of retirement, death, disability or a change in control of the Company, or within such period following a Termination of Employment as shall have been specified in the Nonqualified Stock Option Award Agreement, provided, that such period following a Termination of Employment shall in no event extend the original exercise period of the Nonqualified Stock Option. The time period for which an option may be exercised following the termination of employment may be extended at the discretion of the committee, providing that in no circumstance may the period be extended past the original expiration date of the option.

5.4  If termination of employment is as a result of either death or disability, the participant shall have one year from the date of termination of employment to exercise vested non qualified stock options. If termination of employment is as a result of retirement at normal retirement age and as approved by the Committee, the participant shall have the lesser of:

(i) Four years from the date of such retirement, or

(ii) The remainder of the term of such option grants

 to exercise  vested non-qualified options.

5.5             Options granted under the plan shall be accelerated and become fully exercisable upon a Change in Control (as hereinafter defined) of the Company. For purposes of this plan, a “Change in Control” shall be conclusively deemed to have occurred if (and only if) any of the following events shall have occurred:

(i)
there shall have occurred an event required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement.

(ii)
Any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding voting securities without prior approval of at least two-thirds of the members of the Board in office immediately prior to such person’s attaining such interest.

(iii)
The company is party to a merger, consolidation, sale of assets, or other reorganization, or a proxy contest as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter

(iv)
During any period of two consecutive  years, individuals who at the beginning of such period constituted the Board (including for this purpose any new Director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

5.4  The Nonqualified Stock Option Award Agreement may include any other terms and conditions not inconsistent with this Article V or Article VIII, as determined by the Committee.

ARTICLE VI – RESERVED

ARTICLE VII - INCIDENTS OF STOCK OPTIONS

7.1           Each Stock Option shall be granted subject to such terms and conditions, if any, not inconsistent with this Plan, as shall be determined by the Committee, including any provisions as to continued employment as consideration for the grant or exercise of such Stock Option and any provisions that may be advisable to comply with applicable laws, regulations or rulings of any governmental authority.

7.2           [Reserved]

7.3           Except as provided below, a Stock Option shall not be transferable by the Participant other than by will or by the laws of descent and distribution, or, to the extent otherwise allowed by applicable law, pursuant to a qualified domestic relations order as defined by the Code or the Employee Retirement Income Security Act of 1974, as amended, or the rules there under, and shall be exercisable during the lifetime of the Participant only by him or in the event of his death or Disability, by his guardian or legal representative; provided, however, that a Nonqualified Stock Option  may be transferred and exercised by the transferee to the extent determined by the Committee to be consistent with securities and other applicable laws, rules and regulations and with Company policy.  Notwithstanding any language herein or in any Agreement to the contrary, any restrictions on transfer of a Stock Option in the Plan or an Agreement shall be void and of no effect if the Committee determines that a transfer can be made consistent with securities and other applicable laws, rules and regulations.

7.4           Shares of Stock purchased upon exercise of a Stock Option shall be paid for at the time of exercise (or, in case of an exercise pursuant to a cashless exercise mechanism described below, as soon as practicable after such exercise) in cash. The Committee may establish a cashless exercise mechanism by which a Participant may pay the exercise price under a Stock Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sales proceeds to pay the entire exercise price and/or any tax withholding resulting from such exercise. Without limiting the foregoing, the Committee may establish payment terms for the exercise of Stock Options which permit the Participant pay for shares received pursuant to the plan through a payment plan approved by the committee.

7.5           No cash dividends shall be paid on shares of Stock subject to unexercised Stock Options.  The Committee may at their discretion provide, however, that a Participant to whom a Stock Option has been granted which is exercisable in whole or in part at a future time for shares of Stock shall be entitled to receive an amount per share equal in value to the cash dividends, if any, paid per share on issued and outstanding Stock, as of the dividend record dates occurring during the period between the date of the grant and the time each such share of Stock is delivered pursuant to exercise of such Stock Option or Stock Right.  Such a decision by the committee is to be made on a case by case basis and is not binding on either all options outstanding at the time of such dividend payment, or on future dividend payments. Such amounts (herein called “dividend equivalents”) may, in the discretion of the Committee, be:

(a)
paid in cash or Stock either from time to time prior to, or at the time of the delivery of, such Stock, or upon expiration of the Stock Option or Stock Right if it shall not have been fully exercised; or

(b)
converted into contingently credited shares of Stock, with respect to which dividend equivalents may accrue, in such manner, at such value, and deliverable at such time or times, as may be determined by the Committee.

Such Stock, whether delivered or contingently credited, shall be charged against the limitations set forth in Plan Section 3.5.

7.6           The Committee, in its sole discretion, may authorize payment of interest equivalents on dividend equivalents which are payable in cash at a future time.

7.7           In the event of Disability or death, the Committee, with the consent of the Participant or his legal representative, may authorize payment, in cash or in Stock, or partly in cash and partly in Stock, as the Committee may direct, of an amount equal to the difference at the time between the Fair Market Value of the Stock subject to a Stock Option and the option price in consideration of the surrender of the Stock Option.

7.8           If a Participant is required to pay to the Company an amount with respect to income and employment tax withholding obligations in connection with exercise of a Nonqualified Stock Option, and/or with respect to certain dispositions of Stock acquired upon the exercise of an Incentive Stock Option, the Committee, in its discretion and subject to such rules as it may adopt, may permit the Participant to satisfy the obligation, in whole or in part, by surrendering shares of Stock which the Participant already owns or by making an irrevocable election that, in lieu of the issuance of Stock, a portion of the total Fair Market Value of the shares of Stock subject to the Nonqualified Stock Option or Stock Right and/or with respect to certain dispositions of Stock acquired upon the exercise of an Incentive Stock Option, be surrendered for cash and that such cash payment be applied to the satisfaction of the withholding obligations.  The amount to be withheld shall not exceed the statutory minimum federal and state income and employment tax liability arising from the Stock Option exercise transaction.

7.9           The Committee may permit the voluntary surrender of all or a portion of any Stock Option granted under the Plan to be conditioned upon the granting to the Participant of a new Stock Option for the same or a different number of shares of Stock as the Stock Option surrendered, or may require such surrender as a condition precedent to a grant of a new Stock Option to such Participant.  Subject to the provisions of the Plan, such new Stock Option shall be exercisable at such price, during such period and on such other terms and conditions as are specified by the Committee at the time the new Stock Option is granted.  Upon surrender, the Stock Options surrendered shall be canceled and the shares of Stock previously subject to them shall be available for the grant of other Stock Options.

7.10           The Committee may provide in any Stock Option Agreement entered into pursuant to the Plan, or by separate agreement, that if a Participant makes payment upon the exercise of any Stock Option granted hereunder in whole or in part through the surrender of shares of Stock, such Participant shall automatically receive a new Stock Option for the number of shares of Stock so surrendered by him at a price equal to the Fair Market Value of the shares of Stock at the time of surrender, exercisable on the same basis and having the same terms as the underlying Stock Option or on such other basis as the Committee shall determine and provide in the Stock Option Agreement.

ARTICLE VIII - STOCK AWARDS

8.1           A Stock Award shall be granted only in payment of compensation that has been earned or as compensation to be earned, including without limitation, compensation awarded concurrently with or prior to the grant of the Stock Award.

8.2           For the purposes of this Plan, in determining the value of a Stock Award, all shares of Stock subject to such Stock Award shall be valued at not less than 100% of the Fair Market Value of such shares of Stock on the date such Stock Award is granted, regardless of whether or when such shares of Stock are issued or transferred to the Participant and whether or not such shares of Stock are subject to restrictions which affect their value.

8.3           Shares of Stock subject to a Stock Award may be issued or transferred to the Participant at the time the Stock Award is granted, or at any time subsequent thereto, or in installments from time to time, as the Committee shall determine.  If any such issuance or transfer shall not be made to the Participant at the time the Stock Award is granted, the Committee may provide for payment to such Participant, either in cash or shares of Stock, from time to time or at the time or times such shares of Stock shall be issued or transferred to such Participant, of amounts not exceeding the dividends which would have been payable to such Participant in respect of such shares of Stock, as adjusted under Section 3.10, if such shares of Stock had been issued or transferred to such Participant at the time such Stock Award was granted.  Any issuance payable in shares of Stock under the terms of a Stock Award, at the discretion of the Committee, may be paid in cash on each date on which delivery of shares of Stock would otherwise have been made, in an amount equal to the Fair Market Value on such date of the shares of Stock which would otherwise have been delivered.

8.4           A Stock Award shall be subject to such terms and conditions, including without limitation, restrictions on the sale or other disposition of the Stock Award or of the shares of Stock issued or transferred pursuant to such Stock Award, as the Committee shall determine; provided, however, that upon the issuance or transfer of shares pursuant to a Stock Award, the Participant, with respect to such shares of Stock, shall be and become a shareholder of the Company fully entitled to receive dividends, to vote to the extent, if any, such shares possess voting rights and to exercise all other rights of a shareholder except to the extent otherwise provided in the Stock Award.  Each Stock Award shall be evidenced by a written Award Agreement in such form as the Committee shall determine.

ARTICLE IX - AMENDMENT AND TERMINATION

9.1           The Board at any time and from time to time, may amend or terminate the Plan. To the extent required by Code section 422 and/or the rules of the exchange upon which the Stock is traded, no amendment, without approval by the Company’s shareholders, shall:

(a)           alter the group of persons eligible to participate in the Plan;

(b)           except as provided in  Plan Section 3.5, increase the maximum number of shares of Stock which are available for issuance pursuant to Awards granted under the Plan;

(c)           extend the period during which Incentive Stock Options may be granted beyond the date which is ten (10) years following the Effective Date.

(d)           limit or restrict the powers of the Committee with respect to the administration of this Plan;

(e)           change the definition of an Eligible Participant for the purpose of Incentive Stock Options or increase the limit or the value of shares of Stock for which an Eligible Participant may be granted an Incentive Stock Option;

(f)           materially increase the benefits accruing to Participants under this Plan;

(g)           materially modify the requirements as to eligibility for participation in this Plan; or

(h)           change any of the provisions of this Article IX.

9.2           No amendment to or discontinuance of this Plan or any provision thereof by the Board or the shareholders of the Company shall, without the written consent of the Participant, adversely affect, as shall be determined by the Committee, any Award previously granted to such Participant under this Plan; provided, however, the Committee retains the right and power to treat any outstanding Incentive Stock Option as a Nonqualified Stock Option in accordance with Plan Section 4.3.

9.3           Notwithstanding anything herein to the contrary, if the right to receive or benefit from any Award, either alone or together with payments that a Participant has the right to receive from the Company, would constitute a “parachute payment” under Code section 280G, all such payments may be reduced, in the discretion of the Committee, to the largest amount that will avoid an excise tax to the Participant under Code section 280G.

ARTICLE X - MISCELLANEOUS PROVISIONS

10.1           Nothing in the Plan or any Award granted under the Plan shall confer upon any Participant any right to continue in the employ of the Company, or to serve as a director thereof, or interfere in any way with the right of the Company to terminate his or her employment at any time.  Unless agreed by the Board, no Award granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees.  No Participant shall have any claim to an Award until it is actually granted under the Plan.  To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall, except as otherwise provided by the Committee, be no greater than the right of an unsecured general creditor of the Company.  All payments to be made under the Plan shall be paid from the general funds of the company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as otherwise provided by the Committee.

10.2           The Committee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with any Award or the exercise thereof, including, but not limited to, withholding the payment of all or any portion of such Award or another Award under this Plan until the Participant reimburses the Company for the amount the Company is required to withhold with respect to such taxes, or canceling any portion of such Award or another Award under this Plan in an amount sufficient to reimburse itself for the amount it is required to so withhold, or selling any property contingently credited by the Company for the purpose of paying such Award or another Award under this Plan in order to withhold or reimburse itself for the amount it is required to so withhold.  The amount to be withheld shall not exceed the statutory minimum federal and state income and employment tax liability arising from the exercise transaction.

10.3           The Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any United States government or regulatory agency as may be required.

10.4           The terms of the Plan shall be binding upon the Company, and its successors and assigns.

10.5           The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.  In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver shares of Stock or payments in lieu of or with respect to Awards under the Plan; provided, however, that, unless the Committee otherwise determines with the consent of the affected Participant, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

10.6           Each Participant exercising an Award under the Plan agrees to give the Committee prompt written notice of any election made by such Participant under Code section 83(b) or any similar provision thereof.

10.7           If any provision of this Plan or an Award Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, it shall be stricken and the remainder of the Plan or the Award Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Plan is executed this the 12th day of December , 2007.

NANO-PROPRIETARY, INC

By:________________________________
Name:
Title: